As filed with the Securities and Exchange Commission on March 20, 2018

Registration No. 333-180454
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HEICO CORPORATION
(Exact name of registrant as specified in its charter)

Florida	65-0341002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
3000 Taft Street Hollywood, Florida (Address of Principal Executive Offices)	33021 (Zip Code)

HEICO Corporation 2012 Incentive Compensation Plan
(Full Title of the Plan)

Carlos L. Macau, Jr.
Executive Vice President - Chief Financial Officer and Treasurer
HEICO Corporation
3000 Taft Street
Hollywood, Florida 33021
(Name and Address of Agent for Service)

(954) 987-4000
(Telephone number, including area code, of agent for service)
With a copy to:
Jonathan Awner, Esq
Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street
Miami, Florida 33131
(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐
Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Contemporaneously with the filing of this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (SEC File No. 333-180454) (the “Prior Registration Statement”), HEICO Corporation, a Florida corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”), a new Registration Statement on Form S-8 (the “New Registration Statement”). The Prior Registration Statement was filed with the SEC on March 29, 2012.

The New Registration Statement relates to the registration of 4,000,000 shares of stock of the Registrant, which may consist of Common Stock, Class A Common Stock or any combination thereof pursuant to the HEICO Corporation 2018 Incentive Compensation Plan (the “New Plan”). The New Plan replaces the HEICO Corporation 2012 Incentive Compensation Plan (the "Prior Plan"). The registration of 4,000,000 shares of stock includes 678,919 shares of stock that were previously registered under the Prior Registration Statement (the “Carryover Shares”) pursuant to the Prior Plan but not used. The Registrant desires to have the Carryover Shares included among the shares of stock whose offer under the New Plan is registered under the New Registration Statement. The Carryover Shares have been adjusted as necessary for all stock dividends and stock splits.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the SEC (July 1997 as supplemented) and Instruction E to Form S-8, (1) the Registrant is registering the Carryover Shares from the Prior Plan by means of the New Registration Statement, (2) the registration fee that is allocable to the Carryover Shares, $1,653.98, which the Registrant paid to the SEC in connection with the Prior Registration Statement, is carried over to the New Registration Statement, (3) the Prior Registration Statement is being amended on a post-effective basis such that, the Carryover Shares will no longer be available for the issuance of shares pursuant to new awards under the Prior Plan, and (4) upon the filing of this document, this Post-Effective Amendment will become immediately effective and the Prior Registration Statement, as amended by this Post-Effective Amendment, otherwise continues in effect as to the balance of the shares remaining available for issuance, pursuant to awards previously granted under the Prior Plan. Furthermore, pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on March 20, 2018.

HEICO CORPORATION

Date:	March 20, 2018	By:	/s/ CARLOS L. MACAU, JR.
Carlos L. Macau, Jr. Executive Vice President - Chief Financial Officer and Treasurer (Principal Financial Officer)

		By:	/s/ STEVEN M. WALKER
Steven M. Walker Chief Accounting Officer and Assistant Treasurer (Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carlos L. Macau, Jr., Steven M. Walker and Joseph W. Pallot, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Position(s)	Date

/s/ LAURANS A. MENDELSON	Chairman of the Board; Chief Executive Officer; and Director (Principal Executive Officer)	March 20, 2018
Laurans A. Mendelson

/s/ THOMAS M. CULLIGAN	Director	March 20, 2018
Thomas M. Culligan

/s/ ADOLFO HENRIQUES	Director	March 20, 2018
Adolfo Henriques

/s/ MARK H. HILDEBRANDT	Director	March 20, 2018
Mark H. Hildebrandt

/s/ WOLFGANG MAYRHUBER	Director	March 20, 2018
Wolfgang Mayrhuber

Name	Position(s)	Date

/s/ ERIC A. MENDELSON	Co-President and Director	March 20, 2018
Eric A. Mendelson

/s/ VICTOR H. MENDELSON	Co-President and Director	March 20, 2018
Victor H. Mendelson

/s/ JULIE NEITZEL	Director	March 20, 2018
Julie Neitzel

/s/ ALAN SCHRIESHEIM	Director	March 20, 2018
Alan Schriesheim

/s/ FRANK J. SCHWITTER	Director	March 20, 2018
Frank J. Schwitter